Exhibit 99.1


03/15/00

                                                        [PHILLIPS NEWSROOM LOGO]

--------------------------------------------------------------------------------

[PHILLIPS 66 LOGO]


                           PHILLIPS TO ACQUIRE ALL OF
                     ARCO'S ALASKAN ASSETS FOR $7 BILLION

       Purchase of 1.9 billion BOE will nearly double company's reserves, Significantly increase earnings and cash flow in 2000


BARTLESVILLE, Okla., March 15, 2000 --- Phillips Petroleum Company [NYSE: P] has signed a definitive agreement for the purchase of all of ARCO's Alaskan assets. Phillips will pay $6.5 billion in cash upon closing and up to an additional $500 million based on a formula tied to the price of crude oil. The transaction, which is expected to close early in the second quarter and will be effective retroactive to Jan. 1, 2000, is subject to approval of the Federal Trade Commission (FTC). The parties are working with the FTC and the states of Alaska, California, Oregon and Washington to obtain such approval.

Based on an early April closing, Phillips expects the transaction to be accretive to earnings and cash flow in 2000 by $1.28 and $2.94 per share, respectively. The company expects that its ROCE for this acquisition will be about 12 percent for 2000 and will remain above the cost of capital going forward.

Debt financing for the acquisition has been arranged by Bank of America N.A., the Chase Manhattan Bank, J.P. Morgan & Co. and Merrill Lynch & Co. Phillips is confident it will maintain an investment grade credit rating. Phillips anticipates the cash flow from the acquisition, after exploration and development capital spending, to average $500 million per year. The company will use this net cash flow, along with the approximately $2 billion in proceeds from its previously announced joint ventures, to reduce debt. Phillips expects its year-end net debt-to-capital ratio to be in the range of 60 percent. This acquisition will not impact the current capital spending plans of either Phillips or ARCO in Alaska, and will not require any asset sales or further cost-reduction programs.

"The acquisition of ARCO's Alaskan assets represents a significant step in our strategy of growing our exploration and production business," said Jim Mulva, chairman and chief executive officer. "We gain a substantial position in the two largest fields in North America, immediately form a new production center and become a major merchant supplier of crude oil to the West Coast. We look forward to working with BP Amoco, our other partners and the State of Alaska to responsibly and efficiently develop Alaska's natural resources. Further, Phillips will join BP Amoco in supporting the Alaska Charter commitments."

"The North Slope of Alaska is a rich petroleum region with significant exploitation and exploration potential. Our goal is to combine Phillips' and ARCO's plans to grow production by aggressively pursuing exploration and development opportunities in the same environmentally responsible manner that has characterized our Alaskan operations for the last 50 years," Mulva added. "We are pleased that ARCO's Alaska employees and other support personnel will be joining Phillips. They have an impressive record of growing production while operating efficiently. We are looking forward to the opportunity to combine and leverage our joint skills worldwide."

Phillips will book reserves of 1.9 billion barrels-of-oil-equivalent (BOE) in 2000 from this transaction, immediately increasing the company's reserves base from 2.2 billion BOE to 4.1 billion BOE. Excluding the Trans Alaska Pipeline System (TAPS), tankers and other non-exploration and production assets, the acquisition cost is approximately $3.00 per BOE. Average production from these assets is expected to be 348,000 BOE per day in 2000, increasing by about 8 percent to 377,000 BOE per day in 2001.

Phillips will acquire all of ARCO's Alaskan assets. In Prudhoe Bay, Phillips will obtain a 42.6 percent interest in the gas cap and a 21.9 percent interest in the oil rim, as well as a range of interests in related fields. The company will acquire a 55 percent interest in the greater Kuparuk area and a 78 percent interest in the Alpine field. The sale package also includes 1.1 million net exploration acres, a 21.3 percent interest in TAPS, and the assets of ARCO Marine.

Phillips will combine its technical expertise with that of ARCO to develop the Alpine field; continue development of the Kuparuk field and its satellites; and develop the Prudhoe Bay satellites, in addition to implementing enhanced oil recovery at related fields. These projects provide about 700 million barrels of upside reserve potential. The company also intends to work closely with its partners in developing projects for the more than 25 trillion cubic feet of gas in the Prudhoe Bay gas cap. In the National Petroleum Reserve Area (NPRA), Phillips will hold almost a half million net acres, increasing the company's exposure to additional reserve potential. Discoveries on this acreage can leverage existing infrastructure, leading to cost-effective development.

Phillips' current Alaskan operations include a 70 percent interest in the Kenai LNG plant that has exported LNG to Japan for 30 years; a 100 percent interest in the North Cook Inlet field; a less than 2 percent interest in the Prudhoe Bay Unit; a 10 percent interest in the Point Thomson field; interests in several of the Prudhoe Bay satellites; a small interest in TAPS; and exploration acreage in NPRA and elsewhere.

All calculations in this news release are based on West Texas Intermediate (WTI) forward curve crude oil prices as reflected on the current futures market.

Goldman Sachs & Co. is acting as financial advisor to Phillips in this transaction.

Phillips Petroleum is an integrated petroleum company engaged in oil and gas exploration and production worldwide; gas gathering, processing and marketing in the United States; refining, marketing and transportation operations primarily in the United States; chemicals and plastics manufacturing and sales around the globe; and technology development. Founded in Bartlesville, Okla., in 1917, the company had 15,900 employees and $15 billion of assets at the end of 1999, and $14 billion of revenues for the year.


                                    - # # # -


         Additional information about the transaction can be found at www.phillips66.com/newsroom/images&charts/alaskasummary.htm


CONTACT Kristi DesJarlais

     Cautionary Statement for the Purposes of the "Safe Harbor" Provisions
            Of the Private Securities Litigation Reform Act of 1995


This press release contains forward-looking statements about Phillips' exploration and production business, and the acquisition of all of ARCO's Alaska operations, the impact on Phillips' reserves, production, earnings and cash flow. Where in any forward-looking statement, Phillips has expressed an estimate, potential expectation or belief as the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However there can be no assurance that the statement of expectation or belief will result or be achieved. The actual results may be affected by a variety of risks, which could cause the stated expectation or belief to differ materially. Some of the important risk factors, but not necessarily all such factors that may cause expectations or results to differ, particularly as to reserves, production, earning and cash flow are: consummation of the acquisition of the ARCO assets; state and federal government and third-party approvals; the price of oil; interest rates on financing; production results; environmental laws and the cost of compliance with such laws; legislative, tax and regulatory development; and the integration of ARCO personnel, business systems and operations with those of the company. Additional information concerning factors that could cause actual results to differ materially are contained in Phillips' reports with the Securities and Exchange Commission ("SEC"). Copies of the company's SEC filings are available by calling Phillips at 918-661-3700. These reports are also available through Phillips' site on the World Wide Web at http://www.phillips66.com. Phillips undertakes no obligation to update the information in this release.


        Copyright 2000 Phillips Petroleum Company. All rights reserved.